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                                  Exhibit 21.1
                                   Ener1, Inc.
                                  Subsidiaries


Name                                            Jurisdiction of Incorporation

Complete Acquisition Corp.                      Florida
Boca Global, Inc.                               Florida
Boca Research International, Inc.               United States Virgin Island
Boca Research Holland B.V.                      Holland
Boca Research of Delaware, Inc.                 Delaware
Boca Research (UK) Limited                      United Kingdom
Boca Research International Holding, Ltd.       Mauritius
AppsCom, Inc.                                   Florida
Enernow Technologies, Inc.                      Florida
EnerLook Health Care Solutions, Inc.            Florida
Ener1 Technologies, Inc.                        Florida
Ener1 Battery Company                           Florida




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